News Release

Contacts:	Media:	Investor Relations:
	David Bruce (305) 500-4999	Bob Brunn (305) 500-4053

RYDER ANNOUNCES TWO TARGETED
SHARE REPURCHASE PROGRAMS

MIAMI, December 13, 2007 – Ryder System, Inc. (NYSE: R), a global leader in transportation and supply chain management solutions, announced two targeted share repurchase programs. A program to repurchase $300 million of shares of common stock outstanding is being implemented to help move the Company’s leverage position toward its previously stated leverage target range of 250% to 300%. Based on Ryder’s current stock price, $300 million represents approximately 10.8% of the Company’s total shares outstanding.

Additionally, a separate program authorizing the repurchase of up to two million shares of common stock outstanding is being implemented to mitigate the dilutive impact of shares issued under the Company’s various employee stock option and employee stock purchase plans. Under this program, Ryder’s management is authorized to repurchase shares of common stock in an amount not to exceed the number of shares issued to employees under the Company’s various employee stock option and employee stock purchase plans since September 1, 2007. As of November 30, 2007, this amount was approximately 0.1 million shares.

Commenting on the two programs, Ryder Chairman and Chief Executive Officer Greg Swienton said, “Our solid financial position enables us to take these steps to both increase our leverage toward desired levels, and offset the dilutive effect of stock option exercises, without curtailing our ability to invest capital for organic growth and opportunistic acquisitions.”

Share repurchases under both plans will be made periodically in open-market transactions over a period not to exceed two years, and are subject to market conditions, legal requirements and other factors. Additionally, Ryder management has been granted authority to establish trading plans under Rule 10b5-1 of the Securities Exchange Act of 1934 as part of the two new repurchase programs. This will allow the Company to repurchase shares in the open market during periods in which the stock trading window is otherwise closed for the Company. As of November 30, 2007, the Company had approximately 58 million shares of common stock outstanding. The Company has completed all previously disclosed share repurchase programs.

About Ryder

Ryder provides leading-edge transportation, logistics and supply chain management solutions worldwide. Ryder’s stock (NYSE: R) is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. Ryder ranks 362nd on the Fortune 500 and 1,458th on the Forbes Global 2000. For more information on Ryder System, Inc., visit www.ryder.com.

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Note Regarding Forward-Looking Statements: Certain statements and information included in this news release are “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current plans and expectations and are subject to risks, uncertainties and assumptions. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties that could cause actual results and events to differ materially from those in the forward-looking statements including those risks set forth in our periodic filings with the Securities and Exchange Commission. New risks emerge from time to time. It is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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